Exhibit 99.1

     InterDigital Announces Third Quarter 2005 Financial Results;
          New Patent License Agreements Drive Strong Results

    KING OF PRUSSIA, Pa.--(BUSINESS WIRE)--Nov. 3, 2005--InterDigital Communications Corporation (Nasdaq:IDCC), a leading designer, developer and provider of wireless technology and product platforms, today announced revenues of $48.5 million and net income of $6.5 million, or $0.11 per share (diluted), for its third quarter ended September 30, 2005. The company also ended the quarter with a solid cash and short-term investment position of approximately $114.2 million.
    William J. Merritt, President and Chief Executive Officer, stated, "Our third quarter 2005 financial results were very strong. We announced three new patent license agreements and continued to generate revenue from work for customers of our advanced WCDMA technology solutions. Yesterday, we were pleased to announce that we reached an amicable resolution to the patent dispute with Lucent. Also, we substantially completed our previously announced repositioning activities and we expect to see associated benefits in fourth quarter 2005.
    "Further, we are taking significant steps forward on our strategy to enhance our technology solutions and position them as a complement to our patent offerings - the purpose of which is to drive license agreements more rapidly and at a higher value," continued Mr. Merritt. "We recently announced the availability of our HSDPA coprocessor ASIC which is being offered to both semiconductor producers and original equipment manufacturers. Further, we intend to acquire a market-proven legacy 2G protocol stack solution that, in combination with our 3G protocol stack, will be offered to mobile device manufacturers in conjunction with our patents."

    Third Quarter Summary

    Revenues in third quarter 2005 totaled $48.5 million compared to $7.4 million in the prior year's same quarter. Third quarter 2004 revenues reflected only the amortization of paid-up royalties and fixed obligations as a result of the transition in reporting per-unit royalties in the quarter in which licensee reports are received rather than in the quarter in which a licensee's sales occur. Third quarter 2005 revenue consisted of $33.8 million of recurring patent license royalties, $4.5 million related to technology solution agreements with General Dynamics Decision Systems, Inc. (General Dynamics) and Philips Semiconductors B.V. (Philips) and approximately $10.2 million associated with past sales of products covered under new license agreements, including Kyocera. Key contributors to third quarter revenue included Kyocera (26%), NEC Corporation (24%), and Sharp Corporation (19%).
    The company's net income increased to $6.5 million, or $0.11 per share (diluted), in third quarter 2005 from a loss of $6.4 million, or $0.12 per share in third quarter 2004. Operating expenses of $38.4 million increased $11.9 million over third quarter 2004. Increases in ongoing patent arbitration and litigation costs ($4.9 million), higher commission related to higher revenue ($1.5 million), and a repositioning charge ($0.8 million) accounted for the majority of the increase in quarter-over-quarter operating expenses. The balance of the increase was due to investments in key technology initiatives, corporate development activities and long-term compensation costs.
    Third quarter 2005 tax expense of $4.4 million included non-cash charges for both federal income taxes and non-U.S. withholding taxes of $4.0 million and $0.4 million, respectively. The company's third quarter 2004 tax provision included $17.1 million of income related to the recognition of non-cash benefits associated with the partial reversal of its valuation allowance against deferred tax assets.

    Nine Months Summary

    For the first nine months 2005, revenues were $122.6 million as compared to $69.8 million for the first nine months 2004. This increase was attributable to both the above-noted third quarter 2004 transition in reporting per-unit royalties, higher levels of patent licensing royalties and contributions to revenue in first nine months 2005 from technology solution agreements with General Dynamics and Philips. First nine months 2005 revenues included $97.7 million of recurring patent license royalties, $10.2 million related to past sales of products covered under new license agreements, including Kyocera and $14.7 million from technology solution agreements with General Dynamics and Philips. First nine months 2005 revenues from NEC Corporation (30%), Sharp Corporation (21%), and General Dynamics (11%) contributed 62% of total revenues.
    Net income for the first nine months 2005 was $9.7 million, or $0.17 per share (diluted). Net income for the first nine months 2004 was $0.3 million, or breakeven per share.
    During the first nine months 2005, the company generated approximately $21.1 million of free cash flow(1). During the same period, the company expended $34.1 million in connection with the repurchase of two million shares of the company's stock and $8.1 million to acquire complementary patents and related assets.

    2005 Outlook

    Rich Fagan, Chief Financial Officer, commented, "As is our practice, we will provide guidance on fourth quarter 2005 revenue after we receive and review the applicable royalty reports and update our forecasts on anticipated revenue from work associated with technology solution agreements. Fourth quarter 2005 expenses associated with current arbitrations and litigations will depend, in large part, upon the level of activity associated with current or upcoming hearings and trials and could be as high as those experienced in third quarter 2005. We anticipate that other fourth quarter 2005 operating expenses will be slightly lower than third quarter 2005. Lastly, absent any adjustment to our valuation allowance against deferred tax assets, we expect that our book tax rate for fourth quarter 2005 will approximate 35% to 38%, plus an amount for deferred foreign source withholding tax expense which is, in part, dependent on the level and geographic mix of per-unit royalties."

    About InterDigital

    InterDigital designs, develops and provides advanced wireless technologies and products that drive voice and data communications. The company offers technology and product solutions for mainstream wireless applications that deliver time-to-market, performance, and cost benefits, as well as product differentiation advantages, to its commercial and government/military customers. InterDigital has a strong portfolio of patented technologies covering 2G, 2.5G, 3G and 802 standards, which it licenses worldwide. For more information, please visit InterDigital's web site: www.interdigital.com. InterDigital is a registered trademark of InterDigital Communications Corporation.
    This press release contains forward-looking statements regarding our current beliefs, plans, and expectations as to: (i) an expected agreement to acquire a 2G protocol stack and the use of that solution in our offerings; (ii) fourth quarter 2005 revenue guidance; (iii) fourth quarter 2005 operating expenses including expenses associated with current arbitration and litigation matters; and (iv) our fourth quarter 2005 book tax rate and deferred foreign source withholding tax expense. Words such as "expect," "future," "should," "continue," "will," "assessing," "anticipate" or similar expressions are intended to identify such forward-looking statements.
    Forward-looking statements are subject to risks and uncertainties, and actual outcomes could differ materially from those expressed in or anticipated by such forward-looking statements due to a variety of factors including those identified in this press release as well as the following: (i) unanticipated delays or difficulties in executing an agreement to acquire a 2G protocol stack; (ii) our ability to leverage a third party 2G protocol stack solution with our 3G protocol stack or with our patents; (iii) delays in receipt of quarterly royalty reports from our licensees; (iv) our ability to satisfactorily meet milestones and the timing of associated payments under our contracts with General Dynamics and Philips, changes in delivery schedules, or an exercise of termination for convenience on the part of the U.S. government; (v) unanticipated additional legal proceedings or changes in the schedules or costs associated with current Nokia legal proceedings, the Samsung arbitration or the Lucent litigation, or adverse rulings in such legal proceedings; (vi) changes in our expectations of the amount and composition of full-year taxable income, changes in foreign and domestic tax laws or treatises, or changes in our tax planning strategies. We undertake no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.
    (1) InterDigital defines "free cash flow" as operating cash flow less purchases of property and equipment and investments in patents.


             SUMMARY CONSOLIDATED STATEMENT OF OPERATIONS
             --------------------------------------------
                  For the Periods Ended September 30
             (Dollars in thousands except per share data)
                             (unaudited)

                                 For the Three        For the Nine
                                  Months Ended        Months Ended
                                  September 30,       September 30,
                               ---------------------------------------
                                 2005      2004      2005      2004
                               ---------------------------------------
REVENUES                        $48,538    $7,358  $122,636   $69,753
                               --------- --------- --------- ---------

OPERATING EXPENSES:
  Sales and marketing             1,798     1,399     5,615     4,409
  General and administrative      5,420     5,046    17,898    15,866
  Patents administration and
   licensing                     14,695     7,708    36,022    19,638
  Development                    15,610    12,349    46,704    38,091
  Repositioning                     849         3       849       607
                               --------- --------- --------- ---------
                                 38,372    26,505   107,088    78,611
                               --------- --------- --------- ---------

  Income (loss) from operations  10,166   (19,147)   15,548    (8,858)

NET INTEREST & OTHER INVESTMENT
 INCOME                             779       436     2,246     1,126
                               --------- --------- --------- ---------

  Income (loss) before income
   taxes                         10,945   (18,711)   17,794    (7,732)

INCOME TAX PROVISION             (4,419)   12,308    (8,139)    8,051
                               --------- --------- --------- ---------

  Net income (loss)               6,526    (6,403)    9,655       319

PREFERRED STOCK DIVIDENDS             -         -         -       (66)
                               --------- --------- --------- ---------

NET INCOME (LOSS) APPLICABLE TO
 COMMON SHAREHOLDERS            $ 6,526   $(6,403)  $ 9,655     $ 253
                               ========= ========= ========= =========

NET INCOME (LOSS) PER COMMON
 SHARE - BASIC                    $0.12    $(0.12)    $0.18        $-
                               ========= ========= ========= =========

WEIGHTED AVERAGE NUMBER OF
 COMMON SHARES OUTSTANDING -
 BASIC                           53,611    55,282    54,097    55,341
                               ========= ========= ========= =========

NET INCOME (LOSS) PER COMMON
 SHARE - DILUTED                  $0.11    $(0.12)    $0.17        $-
                               ========= ========= ========= =========

WEIGHTED AVERAGE NUMBER OF
 COMMON SHARES OUTSTANDING -
 DILUTED                         57,089    55,282    57,663    59,421
                               ========= ========= ========= =========


                          SUMMARY CASH FLOW
                          -----------------
                  For the Periods Ended September 30
                        (Dollars in thousands)
                             (unaudited)

                              For the Three          For the Nine
                               Months Ended          Months Ended
                               September 30,         September 30,
                           --------------------- ---------------------
                              2005       2004       2005       2004
                           --------------------- ---------------------

Net income (loss) before
 taxes                       $10,945   $(18,711)   $17,794    $(7,732)
Taxes paid                      (370)      (692)      (755)    (4,187)
Depreciation & amortization    5,179      4,029     15,647     11,118
Increase in deferred
 revenue                      11,000     13,210     46,105     62,994
Deferred revenue recognized  (14,852)    (6,286)   (43,647)   (36,899)
Decrease in operating
 working capital, deferred
 charges and other             5,682     50,446      2,489     32,525
Capital spending & patent
 additions                    (4,931)    (4,456)   (16,549)   (11,470)
                           ---------- ---------- ---------- ----------
   FREE CASH FLOW             12,653     37,540     21,084     46,349

Asset acquisition                  -          -     (8,050)         -
Unrealized (loss) gain on
 short term investments         (219)        36        (49)      (303)
Debt decrease & preferred
 dividends                       (82)       (52)      (243)      (189)
Repurchase of common stock         -    (17,031)   (34,085)   (17,061)
Net stock issued               1,842      1,124      3,752     10,199
                           ---------- ---------- ---------- ----------
   NET INCREASE (DECREASE)
    IN CASH AND SHORT-TERM
    INVESTMENTS             $ 14,194   $ 21,617   $(17,591)  $ 38,995
                           ========== ========== ========== ==========


                       CONDENSED BALANCE SHEET
                       -----------------------
                        (Dollars in thousands)
                             (unaudited)

                                           September 30, December 31,
                                               2005          2004
                                           ------------- -------------
Assets
------
Cash & short-term investments                  $114,227      $131,818
Accounts receivable                              14,805        11,612
Other current assets                             13,198        13,187
Property & equipment and Patents (net)           67,497        51,688
Long-term deferred tax assets and non-
 current assets                                  23,066        33,615
                                           ------------- -------------
TOTAL ASSETS                                   $232,793      $241,920
                                           ============= =============

Liabilities and Shareholders' Equity
------------------------------------
Current portion of long-term debt                  $344          $212
Accounts payable & accrued liabilities           25,880        21,546
Current Deferred Revenue                         25,274        28,075
Long-term Deferred revenue                       76,380        71,121
Long-term debt & long-term liabilities            2,845         5,307
                                           ------------- -------------
TOTAL LIABILITIES                               130,723       126,261

SHAREHOLDERS' EQUITY                            102,070       115,659
                                           ------------- -------------

TOTAL LIABILITIES & SHAREHOLDERS' EQUITY       $232,793      $241,920
                                           ============= =============


    The company's short-term investments are comprised of high quality credit instruments including U.S. Government agency instruments and corporate bonds. Management views these instruments to be near equivalents to cash and believes that investors may share this viewpoint. This release includes a summary cash flow statement that results in the change in both our cash and short-term investment balances. One of the subtotals in the summary cash flow statement is cash flow before financing activity. Management has presented a reconciliation of this non-GAAP line item to net cash provided by operating activities below:


                                    For the Three      For the Nine
                                     Months Ended      Months Ended
                                     September 30,     September 30,
                                   ----------------- -----------------
                                     2005     2004     2005     2004
                                   ----------------- -----------------

Net cash provided by operating
 activities                        $17,584  $41,996  $37,633  $57,819
Purchases of property and
 equipment                            (995)  (1,166)  (4,006)  (2,654)
Patent additions                    (3,936)  (3,290) (12,543)  (8,816)
                                   -------- -------- -------- --------
Free cash flow                     $12,653  $37,540  $21,084  $46,349
                                   ======== ======== ======== ========


    This release also discusses operating expenses, excluding repositioning charges, and net income including certain non-recurring revenue items. Management believes that investors may find these non-GAAP financial measures useful in understanding the company's operating results. This information is intended to provide more meaningful comparisons of the company's results.

    CONTACT: InterDigital Communications Corporation
             Media Contact:
             Dawn Goldstein, 610-878-7800
             dawn.goldstein@interdigital.com
              or
             Investor Contact:
             Janet Point, 610-878-7800
             janet.point@interdigital.com